BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com

FOR IMMEDIATE RELEASE                                                                                Amex: BPA

BioSante Pharmaceuticals Closes $7.6 Million
Private Placement of Common Stock

LINCOLNSHIRE, Illinois (July 24, 2006) -- BioSante Pharmaceuticals, Inc. (Amex: BPA) today announced that it has closed its previously announced $7.6 million private placement of shares of its common stock and warrants to institutional and other accredited investors. A total of 3,812,978 shares of common stock were sold at a purchase price of $2.00 per share. Investors also received warrants to purchase 1,334,542 shares of common stock at an exercise price of $2.75 per share. Rodman & Renshaw, LLC served as placement agent for the transaction.

After deducting estimated closing costs and fees, the company received net proceeds of approximately $7.2 million. BioSante expects to use the net proceeds to progress Bio-E-Gel® to approval of its New Drug Application (NDA) for the treatment of menopausal symptoms, which application is currently under review by the U.S. Food and Drug Administration (FDA), and to initiate Phase III clinical trials of LibiGel® in the treatment of female sexual dysfunction, as well as for general corporate purposes.

“This private placement provides us with capital to continue to implement our plan to move our hormone therapy programs forward," said Stephen M. Simes, president and chief executive officer of BioSante. "We are pleased that in addition to certain quality returning investors, we have been able to expand our institutional stockholder base with new investors in this financing who we believe will help increase BioSante’s visibility in the investment community. Investors in this placement include Perceptive Life Sciences, Quogue Capital, Crestview Capital, Hunt BioVentures, L.P., Mallette Capital Management, Inc., and Valesco Capital Management and entities affiliated with Paramount BioCapital.”

Based on its current cash balance and commitments, BioSante believes that with the net proceeds from this private placement, it should be able to maintain its current planned development activities and the corresponding level of expenditures through at least the next twelve months, although no assurance can be given that it will not need additional cash prior to such time.

The securities sold in this placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. As part of the transaction, the company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the offering, including the shares of common stock issuable upon exercise of the warrants. This news release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein and is being issued under Rule 135c of the Securities Act of 1933.

About BioSante Pharmaceuticals, Inc.
BioSante is developing a pipeline of hormone therapy products to treat both men and women. These hormone therapy products are gel formulations for transdermal administration that deliver bioidentical estradiol and testosterone. BioSante's lead products include Bio-E-Gel® (transdermal estradiol gel) for the treatment of women with menopausal symptoms, and LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD). A Bio-E-Gel new drug application (NDA) was submitted to the FDA in the first quarter 2006 and is under review. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion. The transdermal gel formulations used in the women's gel products are licensed by BioSante from Antares Pharma Inc. The company also is developing its calcium phosphate nanotechnology (CaP) for novel vaccines, including avian flu and biodefense vaccines for toxins such as anthrax and ricin, and drug delivery systems. Additional information is available online at: www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes", "plans, "hopes", or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed on pages 22 to 34 in BioSante's most recent Form 10-K, which discussion also is incorporated herein by reference. Additional risk factors include the risk that the closing of the private placement will not take place or that BioSante’s product development activities will be more expensive than contemplated and that BioSante’s cash balances will not be sufficient to continue its current planned development activities for at least the next 12 months. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
Phillip B. Donenberg, CFO
847-478-0500 ext 101
donenber@biosantepharma.com